Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

AURORA NETWORKS, INC.

and

HARMONIC INC.

February 18, 2013

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TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

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SCHEDULES

Schedule 1.1(s)	Designated Employees

Schedule 1.1(dd)	Certain Infrastructure Assets

Schedule 1.1(ii)(A)	Schedule of Seller Knowledge

Schedule 1.1(ii)(B)	Schedule of Buyer Knowledge

Schedule 1.1(qq)	Licensed Software

Schedule 1.1(ccc)	Product Software

Schedule 1.1(sss)	Transferred Copyrights

Schedule 1.1(vvv)	Transferred Patents

Schedule 1.1(www)	Transferred Permits

Schedule 1.1(xxx)	Transferred Tangible Property

Schedule 1.1(yyy)(A)	Transferred Non-Copyable Technology

Schedule 1.1(yyy)(B)	Certain Excluded Technology

Schedule 1.1(zzz)	Transferred Trademarks

Schedule 3.4(b)(vi)	Inventory Valuation Methodology

Schedule 8.13	Purchase Orders

EXHIBITS

Exhibit A	Transition Services Agreement

Exhibit B	Bill of Sale

Exhibit C	Assignment and Assumption Agreement

Exhibit D	IP Assignment Agreements

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2013, by and between AURORA NETWORKS, INC., a Delaware corporation (“Buyer”), and HARMONIC INC., a Delaware corporation (“Seller”). Each of Buyer and Seller are referred to herein sometimes as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller, through itself and its Subsidiaries, is engaged in the Business (as defined below).

WHEREAS, Buyer desires to purchase the Acquired Assets (as defined below), and Seller desires to sell the Acquired Assets, Buyer is willing to assume the Assumed Liabilities (as defined below), and Buyer and Seller desire to grant and receive certain licenses to Intellectual Property Rights licenses, in each case, as more fully described and upon the terms and subject to the conditions set forth herein (such transactions being referred to herein collectively as the “Transactions”).

WHEREAS, in connection with the consummation of the Transactions, Buyer and Seller desire to enter into a Transition Services Agreement, in the form attached hereto as Exhibit A (the “Transition Services Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyer is entering into an Offer Letter (as defined below) with each of the Key Employees.

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this agreement, in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the meanings set forth below.

(a) “Accounts Payable” shall mean (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to Seller or any of its Subsidiaries, (ii) all other accounts or notes payable by Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

(b) “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller or any of its Subsidiaries, (ii) all other accounts or notes receivable of Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

(c) “Action” shall mean any action, arbitration, complaint, lawsuit, litigation or other similar legal proceeding brought by or before any Governmental Authority.

(d) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e) “Books and Records” shall mean the personnel records, sales order files, purchase order files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, product roadmaps and other business and financial records, of Seller or any of its Subsidiaries to the extent necessary to the operation of the Business.

(f) “Business” shall mean Seller and its Subsidiaries’ worldwide business and operations as of the Closing Date of designing, developing, having manufactured by third parties, final assembly, testing, marketing, supporting, distributing, and selling of the Business Products; provided, that the Business does not include (i) any operations or services provided to the Business as of the date hereof by any Employees of Seller or any of its Subsidiaries not primarily engaged in the Business or (ii) any operations or services provided by Seller to Buyer pursuant to the Transition Services Agreement.

(g) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by Law to close.

(h) “Business Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, Acquired Assets or results of operations of the Business, taken as a whole; provided, however, that no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Business Material Adverse Effect,” and no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) general economic conditions (or changes in such conditions);

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the industries in which the Business operates;

(iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; and

(viii) any actions taken or failure to take action, in each case, by Buyer or any of its Affiliates, or to which Buyer has approved, consented to or requested; or the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

except, in the case of clauses (i) through (vi) above, to the extent any such changes, events, circumstances or effects have a materially disproportionate effect on the Business relative to other businesses in the industry in which the Business operates.

(i) “Business Products” shall mean the products and services of the Business (including products for which the development is substantially complete and Seller anticipates selling in commercial quantities in the six (6) months following the date hereof) listed in Section 4.10(e) of the Seller Disclosure Schedule.

(j) “Buyer Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

(k) “Change of Control” shall mean, with respect to either Party, (i) the acquisition of such Party by another Person by means of any transaction or series of related transactions to which such Party is party (including any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of such Party outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such Party or such other surviving or resulting entity (or if such Party or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a controlled Affiliate of such Party.

(l) “COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(m) “COBRA Continuation Coverage” means the group health plan insurance continuation coverage requirements under COBRA for all “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(n) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(o) “Contract” shall mean any written contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

(p) “Copyable Technology” shall mean an item of Technology embodied in tangible, written form or in electronic form as computer and data files, as such materials exist as of the Closing Date, including any designs, drawings, data sheets, schematics, manufacturing instructions or specifications, provided that such item of Technology is in a form that can be copied or replicated without material cost or effort.

(q) “Copyright” shall mean copyrights (whether or not registered in any jurisdiction) and all other similar or equivalent rights, including moral rights (however denominated), in works of authorship (including in Software and any databases and other compilations and collections of data or information), arising anywhere in the world, and all registrations thereof and applications therefor.

(r) “Custom Components” shall mean components used in the Business Products that have been specifically designed or adapted for use in such Business Products and are not generally available in the market, as listed on Section 4.10(j) of the Seller Disclosure Schedule.

(s) “Designated Employees” shall mean the Employees listed on Schedule 1.1(s) as “Designated Employees.”

(t) “Employee” shall mean any current or former employee, consultant or independent contractor of Seller or any ERISA Affiliate.

(u) “Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other material fringe benefit plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured) currently maintained, sponsored, contributed to or required to be contributed to by Seller, any Subsidiary of Seller, or any ERISA Affiliate.

(v) “ERISA Affiliate” shall mean each Person or entity under common control with Seller or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(w) “Fundamental Buyer Representations” shall mean those representations and warranties of Buyer set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability) and Section 5.5 (Funds).

(x) “Fundamental Seller Representations” shall mean those representations and warranties of Seller set forth in Section 4.1 (Seller Organization and Good Standing; Authority and Enforceability), Section 4.4 (Title), and Section 4.8 (Taxes).

(y) “GAAP” shall mean U.S. generally accepted accounting principles.

(z) “Governmental Authority” shall mean any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).

(aa) “Indebtedness” shall mean all indebtedness of a Person, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person, or (iv) in the nature of guarantees of the obligations described in the immediately preceding clauses (i) – (iii), inclusive, of any other Person.

(bb) “Indemnified Party” shall mean any Person entitled to, or seeking, indemnification under the terms of this Agreement.

(cc) “Indemnifying Party” shall mean any Party obligated to provide indemnification, or against whom indemnification is sought, under the terms of this Agreement.

(dd) “Infrastructure Assets” shall mean assets (including Technology, other than Transferred Technology) used by Seller in the general operation of its business regardless of whether such assets are also used in the operation of the Business, including E-mail systems, servers, telephone and communication systems and equipment, HR, accounting and payroll systems, any assets the benefit or use of which are provided to Buyer under the Transition Services Agreement, and the assets set forth on Schedule 1.1(dd).

(ee) “Intellectual Property Rights” shall mean any and all of the rights in or associated with the following throughout, or anywhere in, the world: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets (e) Internet Properties, and (f) any equivalent right to any of the foregoing.

(ff) “International Employee Plans” shall mean each material Employee Benefit Plan of Seller or its Subsidiaries within the Business that is governed by the laws of any jurisdiction other than the United States which provides benefits to or in respect of Non-U.S. Employees, but excluding any plans, funds or arrangements operated entirely within the United States or primarily for the benefit of employees of Seller and its Subsidiaries who provide services primarily in the United States.

(gg) “Internet Properties” shall mean Uniform Resource Locators, Web site addresses and domain names.

(hh) “Inventory” shall mean all raw materials, work-in-process, semi-finished goods, finished goods and merchandise, spare parts, packaging and other supplies related thereto.

(ii) “Key Employee” shall mean each of Wei Huang, Li-Ping Chen, and Russell Wheeler.

(jj) “Knowledge” shall mean (A) with respect to Seller, the actual knowledge, after due inquiry of their respective direct current reports, of the individuals set forth on Schedule 1.1(jj)(A) as of the date hereof, and (B) with respect to Buyer, the actual knowledge, after due inquiry of their respective direct current reports, of the individuals set forth on Schedule 1.1(jj)(B) as of the date hereof.

(kk) “Law” shall mean any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority or any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority.

(ll) “Liability” shall mean any liability or other obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown.

(mm) “Licensed Back Patents” means the (i) the Transferred Patents, (ii) any Patents claiming an invention in the field of the Business or any remaining business of Seller or any of its Subsidiaries for which a Transferred Employee is entitled or required to be named as an inventor and that are issued from Patent Applications filed within 12 months after the Closing Date, and (iii) any Patents claiming priority to or issuing from the foregoing.

(nn) “Licensed Intellectual Property Rights” means (i) the Licensed Patents and (ii) any other Intellectual Property Rights (other than Patents, Internet Properties, Trademarks and Transferred Intellectual Property Rights) owned or licensable (to the extent of the licenses granted to Buyer hereunder and without a requirement to pay consideration to or obtain consent from any third party) by Seller or any of its Subsidiaries as of the Closing and embodied in the Transferred Technology, the Licensed Software or the Business Products.

(oo) “Licensed Patents” means (i) those issued Patents, including, without limitation, those Patents listed in Section 4.10(d) of the Seller Disclosure Schedule, owned or licensable (to the extent of the licenses granted to Buyer hereunder and without a requirement to pay consideration to or obtain consent from any third party) by Seller or any of its Subsidiaries as of the Closing, (ii) any Patents that are filed by Seller and its Subsidiaries within 12 months after the Closing Date and which claim an invention in the field of the Business or read upon a Licensed Product, and (iii) any Patents claiming priority to or issuing from the foregoing, that, in each case, would otherwise be infringed by the operation of the Business by Seller and its Subsidiaries as of the Closing Date if not for the license rights granted in Section 6.1; provided, however, that any Patent that is a Transferred Patent shall not be considered a Licensed Patent hereunder.

(pp) “Licensed Products” means the Business Products and any derivative, successor or improvement to such products and services made by Buyer or any of its Subsidiaries following the Closing.

(qq) “Licensed Software” means Software listed on Schedule 1.1(qq) that is licensed to Buyer or any of its Subsidiaries pursuant to Section 6.1(b).

(rr) “Lien” shall mean any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

(ss) “Loss” or “Losses” shall mean any out-of-pocket liability, loss, damage, Tax, deficiency, fine, cost, interest, penalty, charge, expense, including reasonable attorneys’ fees and consultants’ fees and expenses, and including any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing.

(tt) “Non-Copyable Technology” means Technology that is not Copyable Technology, including, for example, hardware, equipment, and mask works.

(uu) “Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.

(vv) “Open Source Software” shall mean software which is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like).

(ww) “Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(xx) “Patent Application” shall mean an application or filing for a Patent, including, provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

(yy) “Patents” shall mean patents, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions. Unless the context otherwise requires, the term “Patent” includes any Patent Application.

(zz) “Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for Seller or any of its Subsidiaries by any Governmental Authority.

(aaa) “Permitted Liens” shall mean (i) Liens for Taxes which are not yet delinquent, (ii) Liens to secure landlords, lessors or renters under any leased Real Property, (iii) Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent, and (iv) Liens, encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in Real Property that do not materially interfere with the use of the subject Real Property.

(bbb) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(ccc) “Product Software” shall mean Software, the Copyright in which Seller or any of its Subsidiaries owns, that is embodied in, or constitutes a Business Products, including the Software listed on Schedule 1.1(ccc). Unless otherwise noted, Product Software includes such software in both Source Code and Object Code form.

(ddd) “Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

(eee) “Reference Date” shall mean December 31, 2012.

(fff) “Registered IPR” shall mean any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Authority (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark, or any registered Copyright, or any application for the registration or issuance of any of the foregoing.

(ggg) “Representative” shall mean, with respect to any Person, any officer, director, principal, manager, member, attorney, agent, employee, or other authorized representative of such Person.

(hhh) “Software” shall mean computer software, files, scripts, and programs, including firmware, in any form, including Source Code or Object Code, and any related documentation.

(iii) “Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language.

(jjj) “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(kkk) “Tangible Property” shall mean all furniture, trade fixtures, equipment, computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than Inventory) of every kind (wherever located and whether or not carried on the Books and Records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; provided, that Technology shall not be considered Tangible Property.

(lll) “Tax” shall mean any U.S. federal, state and local and non-U.S. tax, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed thereon or with respect thereto by any Taxing Authority.

(mmm) “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

(nnn) “Taxing Authority” shall mean the IRS or any other Governmental Authority (whether state, local or non-U.S.) responsible for the imposition, collection or administration of any Tax.

(ooo) “Technology” shall mean (i) Software, (ii) databases, compilations, collections of data and data, (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship, models, know-how, and inventions (whether or not patentable), and (iv) other tangible embodiments of Copyrights and Trade Secrets, in whatever form and on whatever medium.

(ppp) “Trade Secrets” shall mean all common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business, and other information.

(qqq) “Trademarks” shall mean rights in trademarks, service marks, trade dress, logos, trade names, corporate names, Internet Properties and other indicia of source or origin, and including all common law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

(rrr) “Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignment Agreements.

(sss) “Transferred Copyrights” shall mean the Copyrights of Seller or any of its Subsidiaries in the works of authorship (including any Software) listed on Schedule 1.1(sss) or in Software that is used exclusively or primarily in the Business Products and is not a Licensed Software.

(ttt) “Transferred Intellectual Property Rights” shall mean (i) the Transferred Patents and (ii) the Transferred Copyrights, (iii) the Transferred Trademarks, and (iv) any Trade Secrets embodied exclusively in the Transferred Technology, and the rights to enforce, and retain any damages for, the infringement or misappropriation of any of the foregoing and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Closing.

(uuu) “Transferred Inventory” shall mean all Inventory of the Business as of the Closing.

(vvv) “Transferred Patents” shall mean (i) the Patents and Patent Applications set forth on Schedule 1.1(vvv), including all foreign counterparts thereto, and (ii) any Patent or Patent Application owned by Seller that (A) names as any one or more of its inventors any Key Employee and/or Designated Employee, and (B) claims an invention in the field of the Business or the Business Products but which invention is not generally applicable to, or practiced by, Seller’s other businesses or products as of the date hereof.

(www) “Transferred Permits” shall mean the rights of Seller or any of its Subsidiaries under the Permits set forth on Schedule 1.1(www).

(xxx) “Transferred Tangible Property” shall mean all Tangible Property of the Business to which Seller has title and set forth on Schedule 1.1(xxx).

(yyy) “Transferred Technology” shall mean: (i) copies of any Copyable Technology with respect to which Intellectual Property Rights therein are owned by Seller or any of its Subsidiaries and constituting, used in, or necessary to the operation of the Business including the development, manufacturing, support, testing, sale, servicing or operation of any Business Product by or on behalf of Seller or any of its Subsidiaries, (ii) information and Trade Secrets related to the Business known to the Transferred Employees, and (iii) all of the Non-Copyable Technology used exclusively in the Business and which, if of material value is listed on Schedule 1.1(yyy)(A) (“Transferred Non-Copyable Technology”); provided, that the Transferred Technology does not include (i) any Technology, the benefit of which is provided to Buyer pursuant to the Transition Services Agreement, or (ii) the Technology set forth on Schedule 1.1(yyy)(B).

(zzz) “Transferred Trademarks” shall mean the Trademarks set forth on Schedule 1.1(zzz), and the goodwill of the Business appurtenant related thereto; provided, however, that “Transferred Trademarks” shall exclude the term “HARMONIC”.

1.2 Additional Definitions. The following terms have the meanings defined for such terms in the Sections set forth below.

Term	Section
Acquired Assets	2.1
Agreement	Preamble
Allocation	3.5(a)
Allocation Schedule	3.5
Assignment and Assumption Agreement	3.3(a)(iv)
Assumed Liabilities	2.3
Bill of Sale	3.3(a)(iii)
Business Confidential Information	8.5(c)
Buyer	Preamble
Buyer Indemnified Parties	13.2(a)
Buyer Welfare Plans	9.1(c)
Buying Group	9.1(e)
Cash Purchase Price	3.1
Closing	3.2
Closing Date	3.2
CPA Firm	3.5(b)
Competing Business	11.1(a)
Competing Territory	11.1(a)
Confidentiality Agreement	8.5(a)
Consideration	3.5(a)
Covered Employees	9.1(g)
Discloser	8.5(b)
Electronic Delivery	14.13
ERISA	1.1(u)
Excluded Assets	2.2
Excluded Liabilities	2.4
FSAs	9.1(g)

Term	Section
Governmental Approvals	4.2
In-Licenses	4.10(m)
Intentional Misrepresentation	13.7(b)
Inventory Valuation Methodology	3.4(b)(vi)
IP Assignment Agreements	3.3(a)(v)
IP Licenses	4.10(m)
Leave Employee	4.12(a)
Material Contracts	4.11(a)
M&A Qualified Beneficiaries	9.1(e)
Non-Assignable Assets	2.6(a)
Notice of Claim	13.4(a)
Offer Letters	9.1(a)
Out-Licenses	4.10(m)
Party	Preamble
Parties	Preamble
Post-Closing Period	10.1
Pre-Closing Period	10.1
Purchase Price	3.1
Related Party	4.18
Restrictive Covenants	11.3
Seller	Preamble
Seller Benefit Plans	9.1(b)
Seller Disclosure Schedule	Article 4
Seller Indemnified Parties	13.2(b)
Selling Group	9.1(e)
Single Claim Limit	13.3(b)
Spin-Out	6.9(b)
Straddle Period	10.1
Survival Period	13.1
Third Person Claim	13.4(a)
Third Person Defense	13.4(b)
Threshold	13.3(b)
Total Annual Compensation	3.4(b)(viii)
Transactions	Recitals
Transition Services Agreement	Recitals
Transfer Taxes	10.2
Transferred Account Balances	9.1(g)
Transferred Employees	9.1(a)
Transferred Non-Copyable Technology	1.1(yyy)
Transferred Registered IPR	4.10(a)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

ARTICLE 2

THE TRANSACTIONS

2.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (and, where applicable, shall cause its Subsidiaries to) sell, transfer, assign, convey and deliver to Buyer or one or more of its Subsidiaries, and Buyer shall (and, where applicable, shall cause its Subsidiaries to) purchase, acquire and accept from Seller and its Subsidiaries, the following assets, properties and rights of Seller or any of its Subsidiaries, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens (other than Permitted Liens):

(a) the Transferred Tangible Property;

(b) the Transferred Technology;

(c) the Transferred Intellectual Property Rights;

(d) the Transferred Inventory;

(e) the Transferred Permits;

(f) copies of all Books and Records; and

(g) all claims, causes of action, and rights of recovery against third parties solely to the extent relating to the Acquired Assets or the Assumed Liabilities.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets, properties and rights of Seller and its Subsidiaries that are not Acquired Assets or that are described in this Section 2.2 (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Seller and its Subsidiaries after the Closing:

(a) all claims, causes of action, and rights of recovery against third parties solely to the extent relating to the Excluded Assets or the Excluded Liabilities;

(b) the Infrastructure Assets;

(c) all cash and cash equivalents of Seller or any of its Subsidiaries;

(d) all Accounts Receivable of Seller or any of its Subsidiaries;

(e) except as provided for in Section 2.1(g), all insurance policies and any rights, claims or chose in action under such insurance policies;

(f) all rights to refunds of any Tax payments made by Seller with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(g) all assets and Contracts relating to any Employee Benefit Plan, except as expressly provided in Article 9;

(h) all rights, including Intellectual Property Rights, in or to the Custom Components;

(i) all rights in any Intellectual Property Rights licensed to Buyer or any of its Subsidiaries or Affiliates pursuant to Section 6.1, except to the extent licensed thereunder;

(j) all interests in Real Property except for occupancy rights pursuant to the Transition Services Agreement;

(k) all assets and other rights sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice between the date of this Agreement and the Closing not in violation of the terms of this Agreement;

(l) all rights of Seller and its Subsidiaries under this Agreement and the other Transaction Agreements; and

(m) except as otherwise provided in this Agreement, all Books and Records and other information prepared by Seller and its Subsidiaries in connection with the Transactions and the other transactions contemplated hereby.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume (or, where applicable, shall cause its Subsidiaries to assume) and thereafter pay, perform and discharge (or, where applicable, shall cause its Subsidiaries to pay, perform or discharge) when due, all of the Liabilities set forth below to the extent related to the Business or the Business Products, except to the extent any such Liabilities are Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) subject to Section 8.12, all Liabilities and obligations of Seller or any of its Subsidiaries, in the aggregate, required to effect repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the Business Products sold or licensed by Seller or any of its Subsidiaries prior to the Closing, but only to the extent of Seller’s or Seller’s Subsidiaries’ express contractual obligations with respect thereto (which shall be processed and resolved pursuant to the Transition Services Agreement);

(b) all Liabilities for Transfer Taxes allocable to Buyer under Section 10.2; and

(c) all Liabilities to the extent (but only to the extent) arising from the operation or conduct of the Business as of or after the Closing.

2.4 Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Subsidiaries shall assume or otherwise be responsible for any Liabilities of Seller or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter, which are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall be responsible for the Excluded Liabilities. Without limiting the foregoing, Excluded Liabilities shall include the following Liabilities:

(a) all Liabilities of Seller or any of its Subsidiaries to the extent arising out of the operation or conduct by Seller or any of its Subsidiaries of any business other than the Business;

(b) all Liabilities of Seller or any of its Subsidiaries to the extent arising out of any Excluded Asset;

(c) all Liabilities of Seller or any of its Subsidiaries to the extent related to any current, former or prospective employees, directors or independent contractors of Seller, including the Transferred Employees, other than as contemplated by Article 9;

(d) all Liabilities of Seller or any of its Subsidiaries under or relating to Employee Benefit Plans, whether such Liabilities arise prior to, on or after the Closing Date;

(e) all Indebtedness of Seller or any of its Subsidiaries;

(f) all Liabilities of Seller or any of its Subsidiaries to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller pursuant to Section 14.5 with respect to the Transactions;

(g) all Liabilities of Seller or any of its Subsidiaries for Taxes related to the Business or any of the Acquired Assets attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date in accordance with Section 10.1 (including any Transfer Taxes allocable to Seller pursuant to Section 10.2, but excluding any Transfer Taxes allocable to Buyer pursuant to Section 10.2);

(h) all Accounts Payable of Seller or any of its Subsidiaries; and

(i) all Liabilities of Seller or any of its Subsidiaries to the extent (but only to the extent) arising from the operation or conduct of the Business prior to the Closing (other than the Liabilities set forth in Section 2.3(a)).

2.5 Transfer of Acquired Assets and Assumed Liabilities.

(a) The Acquired Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by Buyer and Seller and shall include the Bill of Sale, the Assignment and Assumption Agreement, and the IP Assignment Agreements, which shall be executed no later than at or as of the Closing by Seller and/or one or more of its Subsidiaries, as appropriate, and Buyer and/or one or more of its Subsidiaries, as appropriate.

(b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to Buyer and its Subsidiaries, all of the properties, rights, titles, interests, estates, remedies, powers and privileges expressly conveyed to Buyer and its Subsidiaries under this Agreement and to fully and effectively transfer, assign and convey to Buyer and its Subsidiaries, the Assumed Liabilities expressly assumed by Buyer and its Subsidiaries under this Agreement, and to otherwise make effective the transactions contemplated hereby and to (i) promptly upon discovery of any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, notify Seller of any such asset or Liability in Buyer’s possession or control and transfer and/or deliver back to Seller and its Subsidiaries such asset or Liability, which asset or Liability was transferred and/or delivered to Buyer and its Subsidiaries at Closing and (ii) transfer and/or deliver to Buyer and its Subsidiaries any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyer and its Subsidiaries at Closing.

2.6 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign convey or deliver any asset, property or right to Buyer or any of its Subsidiaries (provided, that this Section 2.6(a) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement) which by its terms or by Law is not transferable or non-assignable, as applicable without the consent or waiver of a third Person or is cancelable by a third Person in the event of such a transfer or assignment without the consent or waiver of such third Person (collectively, “Non-Assignable Assets”), in each case unless and until such consent or waiver shall have been obtained.

(b) Buyer and Seller shall use their respective commercially reasonable efforts to obtain such consents or waivers; provided, however, that in connection with the foregoing neither Party shall be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty), or (iv) agree to any modifications of existing contracts or the entry into any new contracts, and if any such consent or waiver that is not required to be obtained as a condition to Buyer’s obligation to consummate the Transactions pursuant to Article 3 is not obtained prior to the Closing, the Closing shall nonetheless take place.

(c) Buyer and Seller shall (and shall cause their respective Subsidiaries to) use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all obligations or Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Subsidiaries so that, in any such case, Buyer and its Subsidiaries shall, effective as of the Closing, be solely responsible for the Liabilities and obligations underlying the Assumed Liabilities.

(d) To the extent permitted by applicable Law, in the event that written consents or waivers to the assignment thereof cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken, at Buyer’s expense, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e) From and after the Closing Date, Seller on behalf of itself and its Subsidiaries authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Subsidiaries under the Non-Assignable Assets and appoints Buyer as its attorney-in-fact to act in its name on its behalf or in the name of the applicable Subsidiaries of Seller and on such Subsidiary’s behalf with respect thereto.

(f) Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or waiver with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute an Acquired Asset and any associated Liability shall not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or waiver to be obtained or the failure of any such Non-Assignable Asset to constitute an Acquired Asset or any circumstances resulting therefrom shall not constitute a Business Material Adverse Effect or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement. Upon obtaining the requisite third Person consents or waivers thereto, such Non-Assignable Asset shall become an Acquired Asset and shall be transferred and assigned to Buyer hereunder.

(g) Buyer shall indemnify and hold harmless Seller and its Subsidiaries from and against any and all Losses actually incurred by Seller or its Subsidiaries (i) as a result of any actions taken or not taken by Buyer after the Closing Date as subcontractor, representative or obligor with respect to any Non-Assignable Asset, or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Non-Assignable Asset; or (ii) if Buyer is permitted by applicable Law and the terms of the Non-Assignable Assets to perform the covenants and obligations of Seller or its Subsidiary thereunder in Seller’s (or its Subsidiary’s) stead, for any Losses otherwise relating to any Non-Assignable Assets.

2.7 Delivery.

(a) All tangible Acquired Assets, will be delivered to Buyer (or its applicable Subsidiaries) FOB at the locations of Seller and its Subsidiaries at which such assets are located in the ordinary course of the operation of the Business at the time of Closing. Risk of loss with respect to the Acquired Assets shall pass to Buyer on Closing. Buyer (or its applicable Subsidiaries) shall be responsible for all costs associated with the transport of such assets to the relevant location of Buyer or its Subsidiaries. Seller shall provide Buyer with reasonable access, upon reasonable advance notice, to Seller’s facilities to enable Buyer to obtain such delivery and shall reasonably cooperate with Buyer to cause such delivery to occur as soon and efficiently as is reasonably practicable.

(b) It is understood that, pursuant to the terms of the Transition Services Agreement, Seller and its Subsidiaries will continue to operate for Buyer and its Subsidiaries certain manufacturing equipment and assets at Seller’s headquarters located in San Jose, California, and certain Transferred Technology, for a period specified in the Transition Services Agreement. At the end of such period, to the extent such equipment and other assets and Transferred Technology are Acquired Assets, such assets shall be delivered to Buyer (or its applicable Subsidiaries) in accordance with Section 2.7(a).

(c) Any and all Copyable Technology shall be delivered, transferred, transmitted at Seller’s cost to Buyer as Buyer shall direct at the Closing Date or as soon thereafter as is reasonably practicable. All Transferred Technology or other Acquired Assets that can be delivered by electronic transmission shall be so delivered or made available to Buyer (or its applicable Subsidiaries) at a designated FTP site.

(d) Within five (5) Business Days following the Closing Date, Seller shall deliver to Buyer a schedule of all Transferred Inventory.

ARTICLE 3

PURCHASE PRICE; CLOSING

3.1 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the purchase price for the Acquired Assets (the “Purchase Price”) shall be (i) the assumption of the Assumed Liabilities plus (ii) a cash payment of Forty-Six Million Dollars ($46,000,000) (the “Cash Purchase Price”), payable in accordance with the terms of this Agreement.

3.2 Closing. Unless this Agreement is validly terminated pursuant to Section 12.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on the tenth (10th) Business Day after the date hereof, unless all of the conditions set forth in Section 3.4 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) have not been satisfied or waived (if permitted hereunder) on or prior to such date, in which case the Closing shall occur on a Business Day as soon as practicable (but in no event more than two (2)

Business Days) following the satisfaction or waiver (if permitted hereunder) of all of such conditions, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

3.3 Closing Deliveries.

(a) Seller Closing Deliveries. At the Closing and subject thereto, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i) a receipt against payment of the Cash Purchase Price payable at the Closing pursuant to Section 3.3(b)(i);

(ii) an executed copy of the Transition Services Agreement;

(iii) an executed copy of the Bill of Sale in the form attached hereto as Exhibit B (the “Bill of Sale”);

(iv) an executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(v) an executed copy of the IP Assignment Agreements in the forms attached hereto as Exhibit D (the “IP Assignment Agreements”); and

(vi) a schedule reflecting all Inventory of the Business as of 5:00 p.m. (Pacific time) on a date which is not more than three (3) Business Days prior to the Closing Date.

(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Seller the following:

(i) a cash payment in immediately available funds in the amount of the Cash Purchase Price, payable to one or more accounts designated in writing by Seller prior to the Closing;

(ii) an executed copy of the Transition Services Agreement;

(iii) an executed copy of the Bill of Sale;

(iv) an executed copy of the Assignment and Assumption Agreement; and

(v) an executed copy of the IP Assignment Agreements.

3.4 Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Absence of Legal Restraints. No Governmental Authority shall have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under any of the Transaction Agreements, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.

(b) Additional Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyer:

(i) Accuracy of Seller Representations and Warranties.

(A) The representations and warranties of Seller set forth in Section 4.1 (Seller Organization and Good Standing; Authority and Enforceability), Section 4.4 (Title) and Section 4.17 (Brokerage Fees) shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(B) The representations and warranties of Seller set forth in this Agreement (other than in Section 4.1 (Seller Organization and Good Standing; Authority and Enforceability), Section 4.4 (Title) and Section 4.17 (Brokerage Fees)) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Business Material Adverse Effect; provided, however, that all qualifications as to “materiality” or “Business Material Adverse Effect” or similar concept set forth in such representations and warranties shall be disregarded for purposes of this Section 3.4(b)(i)(B).

(ii) Compliance with Covenants. Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing.

(iii) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect that is continuing.

(iv) Seller Closing Certificate. Buyer shall have received a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 3.4(b)(i), Section 3.4(b)(ii) and Section 3.4(b)(iii).

(v) Seller Closing Deliveries. Seller shall have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(a) (other than the receipt described in Section 3.3(a)(i)).

(vi) Closing Inventory. The value in U.S. dollars of the Transferred Inventory shall be at least $10,000,000, calculated in accordance with the valuation methodology described in Schedule 3.4(b)(vi) (the “Inventory Valuation Methodology”).

(vii) Key Employees. None of the Key Employees shall have revoked his or her Offer Letter from Buyer.

(viii) Designated Employee Offer Letters. (A) If (and only if) Buyer delivers Offer Letters in compliance with Section 9.1 to at least eleven (11) Designated Employees listed as “Research and Development Employees” on Schedule 1.1(s) which provide for base pay or base salary and aggregate maximum target bonus (collectively, “Total Annual Compensation”) payable by Buyer to such Designated Employees equal to at least 95% of the Total Annual Compensation currently payable by Seller to such Designated Employees, then no fewer than six (6) of such Designated Employees who receive such an Offer Letter shall have entered into and not revoked his or her Offer Letters from Buyer, and (B) if (and only if) Buyer delivers Offer Letters in compliance with Section 9.1 to at least seven (7) Designated Employees listed as “Service and Support Employees,” or “Sales and Marketing Employees” on Schedule 1.1(s) which provide for Total Annual Compensation payable by Buyer to such Designated Employees equal to at least 95% of the Total Annual Compensation currently payable by Seller to such Designated Employees, then no fewer than four (4) of such Designated Employees who receive such an Offer Letter shall have entered into and not revoked his or her Offer Letter from Buyer. For the avoidance of doubt, to the extent that Buyer does not deliver Offer Letters to the minimum number of Designated Employees set forth above for any category of Designated Employees, the condition to Closing for each of the categories of Designated Employees for which Buyer does not deliver the minimum number of Offer Letters shall be reduced by the difference between the number of such Designated Employees specified above to receive Offer Letters and the number of Offer Letters actually delivered to the Designated Employees in such category.

(c) Additional Closing Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:

(i) Accuracy of Buyer Representations and Warranties.

(A) The representations and warranties of Buyer set forth in Section 5.1 (Organization and Good Standing) and Section 5.2 (Authority and Enforceability) shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).

(B) The representations and warranties of Buyer set forth in this Agreement (other than in Section 5.1 (Organization and Good Standing) and

Section 5.2 (Authority and Enforceability)) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect; provided, however, that all qualifications as to “materiality” or “Buyer Material Adverse Effect” or similar concept set forth in such representations and warranties shall be disregarded for purposes of this Section 3.4(c)(i)(B).

(ii) Compliance with Covenants. Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii) Buyer Closing Certificate. Seller shall have received a certificate, duly executed by an authorized officer of Buyer, certifying as to the matters set forth in Section 3.4(c)(i) and Section 3.4(c)(ii).

3.5 Determination and Allocation of Consideration.

(a) The Parties to this Agreement agree to determine the amount of and allocate the total consideration (including the Assumed Liabilities) transferred by Buyer to Seller pursuant to this Agreement (the “Consideration”) among the Transferred Assets and the covenants contained in Article 11 in accordance with Section 1060 of the Code (the “Allocation”).

(b) Buyer shall provide Seller with a preliminary Allocation no later than sixty (60) days following the Closing. If Seller disagrees with any item reflected on the preliminary Allocation provided by Buyer, Seller shall notify Buyer of such disagreement and its reasons for so disagreeing within thirty (30) days of receipt of such Allocation, in which case Seller and Buyer shall attempt to resolve in good faith the disagreement. If Seller consents in writing to the preliminary Allocation within such thirty (30) day period, the preliminary Allocation prepared by Buyer shall become the final Allocation. If Seller does not consent, or if Seller and Buyer cannot agree on a mutually acceptable determination and/or allocation of the Consideration within fifteen (15) days following Buyer’s receipt of Seller’s objections (if any), such determination and/or allocation shall be made by Ernst & Young LLP or, if such firm is unable or unwilling to make such determination, such other nationally recognized firm of independent public accountants agreed upon by Seller and Buyer (the “CPA Firm”), within fifteen (15) days following the referral of the matter to the CPA Firm and whose decision shall be final and binding and whose expenses shall be shared equally by Seller and Buyer. Any subsequent adjustments to the Consideration shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder, as well as with the Allocation prior to such adjustment to the Consideration. Seller and Buyer each agree to cooperate with the other in preparing IRS Form 8594 in a manner consistent with the final Allocation (as agreed by the Parties or as determined by the CPA Firm), and to furnish the other Party with a copy of such Form prepared in draft form within a reasonable period following its due date.

(c) The determination and allocation of the Consideration derived pursuant to this Section 3.5 shall be binding on Seller and Buyer for all Tax purposes, and, except to the extent otherwise required by a Tax authority, neither of them shall (or shall permit any of its Affiliates to) take any position inconsistent therewith in any Tax Return or similar filing, any refund claim, litigation, controversy or otherwise.

3.6 Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any other provision of federal, state, local, or foreign Tax Law or under any applicable Law. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Seller Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Article 4; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections and subsections of this Article 4 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

4.1 Seller Organization and Good Standing; Authority and Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Seller and its applicable Subsidiaries has all necessary corporate or other organizational power and authority to carry on the Business and to own and use the Acquired Assets.

(b) Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.

(c) This Agreement and the other Transaction Agreements to which Seller is or will be a party has been (or will be) duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes (or will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

4.2 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (together, “Governmental Approvals”) is required on the part of Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable federal securities Laws, and (b) any such Governmental Approvals the failure to obtain or make would not have a material adverse effect on Seller’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

4.3 Conflicts. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of Seller or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, any Transferred Permit or (c) violate any Law or Order applicable to the Business, the Acquired Assets or Seller or any of its Subsidiaries, except for any such conflict, breach, default, acceleration, creation, obligation, Lien or violation referred to in clauses (b) and (c) above that would not have a Business Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

4.4 Title. Seller (or one or more of its Subsidiaries) has good and valid title to the Acquired Assets, free and clear of all Liens except Permitted Liens.

4.5 Sufficiency.

(a) Assuming (i) that Buyer independently were to have the use of the Excluded Assets described in paragraphs (b), (e), (h), (i), (j) and (k) in Section 2.2 (other than those assets with respect to which Buyer receives a license hereunder or the benefit of through the Transition Services Agreement) or assets substantially equivalent thereto, (ii) the receipt by Buyer of the services and access to assets pursuant to the Transition Services Agreement and this Agreement, (iii) Buyer acquires any necessary supplies, consumables, and utilities to operate the Business that are expended by Buyer following the Closing Date, (iv) without diminishing Seller’s obligations under Section 4.5(b), Buyer independently enters into Contracts that are comparable to the Material Contracts, and (v) Buyer has the necessary skilled employees and working capital to operate the Business, the Acquired Assets and rights to the Technology transferred or licensed hereunder constitute all of the material assets and Technology rights of Seller and its Subsidiaries necessary for Buyer and its Subsidiaries to operate the Business in substantially the same manner as operated by Seller and its Subsidiaries as of the Closing, provided, that, the foregoing warranty and representation shall not be deemed a representation or warranty that the Business may be operated by Buyer and its Subsidiaries following the Closing without infringing the Intellectual Property Rights of a third Person and any such warranty and representation shall be as set forth exclusively in Section 4.10.

(b) Seller will use its commercially reasonable efforts to provide Buyer, through the Transition Services Agreement or otherwise, with the benefits of any Material Contract that Buyer reasonably determines as being necessary or appropriate for Buyer to operate the Business following the Closing and which are so identified to Seller prior to the date hereof, taking into account Buyer’s existing contractual arrangements and the other services to be performed by Seller for Buyer pursuant to the Transition Services Agreement; provided, however, that (i) Buyer shall promptly reimburse Seller for any such benefits under any Material Contracts, (ii) Seller shall not be obligated to provide such benefits under any Material Contract for a period longer than the express term of such Material Contract (without giving effect to any further extensions thereof that Seller may otherwise obtain; provided that in the event Seller seeks an extension of such Material Contract it shall use commercially reasonable efforts to have such extension apply to its obligations to Buyer hereunder until December 31, 2013), and (iii) Seller shall not be obligated to seek any amendments, modifications or supplements to any such Material Contract to effectuate the foregoing.

4.6 Financial Information of the Business. Section 4.6 of the Seller Disclosure Schedule sets forth: (a) the gross revenue and cost of goods sold of the Business for each of Seller’s fiscal year ended December 31, 2011 and the four (4) quarters of the fiscal year ended December 31, 2012; (b) the book value of each category of the Transferred Tangible Property as to each category set forth in Section 2.1 as of December 31, 2012; (c) the value of the Inventory as of December 31, 2012; and (d) the backlog of the Business as of December 31, 2012, as reflected in purchase orders binding on Seller and its Subsidiaries and not cancelled prior to the date hereof. The amount of each of gross revenue, costs of goods sold and book value as set forth in Section 4.6 of the Seller Disclosure Schedule have been derived from Seller’s consolidated financial statements as of the relevant periods, which were prepared in accordance with GAAP.

4.7 Absence of Changes. Since the Reference Date through the date of this Agreement:

(a) there has not occurred a Business Material Adverse Effect that is continuing; and

(b) neither Seller nor any of its Subsidiaries has taken any action that would be prohibited by the terms of Article 7 if proposed to be taken after the date hereof.

4.8 Taxes.

(a) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets, all material U.S. federal, state, local, and non-U.S. Tax Returns relating to any and all Taxes concerning or attributable to Seller, its Subsidiaries or the Business have been timely filed, and such Tax Returns are true, correct and complete in all material respects and have been prepared and filed in accordance with applicable Law.

(b) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets, (i) all income and all other material Taxes required to be paid by or on behalf of Seller, any of its Subsidiaries or with respect to the Business

(whether or not shown or required to be shown on any Tax Return) have been timely paid, and (ii) all U.S. federal, state, local and non-U.S. income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be paid or withheld with respect to employees and other third parties of Seller or any of its Subsidiaries have been timely paid or withheld (and all withheld amounts have been timely paid over to the appropriate Taxing Authority). There are no Liens for Taxes upon any of the Acquired Assets, except for Liens for Taxes not yet due and payable or Taxes which are being contested in good faith and by appropriate proceedings.

(c) There is no Tax deficiency outstanding, assessed or proposed against or with respect to Seller or any of its Subsidiaries related to the Business or the Acquired Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax of or with respect to Seller or any of its Subsidiaries been executed or requested.

(d) Neither Seller nor any of its Subsidiaries has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return of or with respect to Seller or any of its Subsidiaries related to the Business or the Acquired Assets, nor is any such audit, examination or proceeding presently in progress.

4.9 Tangible Property. The material equipment that is Transferred Tangible Property is in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Transferred Intellectual Property Rights that are Registered IPR (the “Transferred Registered IPR”), and in respect of each such item of Transferred Registered IPR, the registered owner thereof, the jurisdiction in which each item has been registered or filed (or, for domain names, the applicable registrar), and the applicable registration, application or serial number or similar identifier and applicable issuance, registration or grant date. With respect to each item of Transferred Registered IPR all necessary registration, maintenance and renewal fees and taxes due have been timely paid, and all necessary documents and certificates have been timely filed with the U.S. Patent and Trademark Office, Copyright Office or other relevant Governmental Authority, as the case may be, for the purposes of registering, maintaining, perfecting and renewing, as applicable, such Registered IPR. There are no actions that must be taken by Seller or any of its Subsidiaries within one hundred twenty (120) days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or renewing any item of Transferred Registered IPR. The Seller or one of its Subsidiaries is listed in the record of the appropriate Governmental Authority as the sole owner of each item of Transferred Registered IPR. There are no current Actions, other than ordinary course application proceedings, as to which Seller or any of its Subsidiaries has received notice, challenging the ownership or validity of any such Transferred Registered IPR and no Transferred Registered IPR has been abandoned or passed into the public domain.

(b) Seller or one of its Subsidiaries owns and has the right to transfer to Buyer or its Subsidiaries under the terms of this Agreement, all Transferred Intellectual Property Rights. No Transferred Intellectual Property Rights are subject to any Action or outstanding Order or settlement agreement or stipulation in any Action to which Seller or any of its Subsidiaries is subject or is a party that restricts in any material respect the transfer, assignment or licensing thereof by Seller or any of its Subsidiaries or the enforceability of such Transferred Intellectual Property Rights.

(c) Seller and its Subsidiaries have not received in the three (3) years prior to the date hereof any claims or written notices challenging or questioning, or indicating an intention on the part of any person to challenge or question, the validity or enforceability of any of the Transferred Registered IPR. There is no pending, and during the three (3) years prior to the date of this Agreement there has not been and Seller and all of its Subsidiaries have not been threatened in writing with any, Action as to which Seller or any of its Subsidiaries received notice, challenging the use, ownership, validity, enforceability or registerability of any Transferred Registered IPR. Seller does not have knowledge or any fact or circumstances that would be a basis for a challenge to the continued registration of any of the Transferred Trademarks.

(d) The Licensed Patents listed in Section 4.10(d) of the Seller Disclosure Schedule include all Patents (other than the Transferred Patents) owned or licensable (to the extent of the licenses granted to Buyer hereunder and without a requirement to pay consideration to or obtain consent from any third party) by Seller or any of its Subsidiaries with, or entitled to, a filing date prior to the Closing Date, that absent the licenses granted herein would be infringed by Buyer’s (or its Affiliates’ or its or their contractors) operation of the Business substantially as conducted as of the Closing or the making, having made, using, importing, offering for sale or selling of the Business Products as of the Closing Date.

(e) Section 4.10(e) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products (by name and version) (i) that are being or have been sold in any material quantities by Seller or its Subsidiaries in the three (3) years preceding the date hereof or (ii) for which the development is substantially complete and Seller anticipates selling in commercial quantities in the six (6) months following the date hereof.

(f) Except (i) for those certain cross licenses, portfolio licenses, and other similar Contracts that apply to a substantial portion of Seller’s Intellectual Property Rights and (ii) those licenses granted in the ordinary course of the operation of the Business, no licenses, covenants not to sue, release or immunity from any claim, or other similar rights, related to any material Transferred Intellectual Property Rights have been granted by Seller or any of its Subsidiaries to any Person. Any patent cross licenses or patent portfolio licenses that have been granted to or entered into with Persons that compete with the Business, and which include licenses to the Transferred Patents or Licensed Patents, are as set forth in Section 4.10(f) of the Seller Disclosure Schedule.

(g) To the Knowledge of Seller, neither (i) the operation of the Business by Seller or its Subsidiaries, nor (ii) the design, development, use, sale, import, export, manufacture, branding, marketing and distribution of the Business Products or the Transferred Technology have infringed, misappropriated or otherwise violated or constituted the unauthorized use or disclosure of, and as currently conducted by Seller or its Subsidiaries do infringe, misappropriate or otherwise violate or constitute the unauthorized use or disclosure of, any Intellectual Property Rights owned by any Person. Neither Seller nor any of its Subsidiaries has received written notice from any Person claiming the operation of the Business, or any Transferred Technology or Business Products infringes, misappropriates or otherwise violates or constitutes the unauthorized use or disclosure of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction and neither Seller nor any of its Subsidiaries is a party to any pending Action involving such claim.

(h) To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of Transferred Intellectual Property Rights in a manner that could reasonably be expect to have an adverse effect in any material respect on any material Transferred Intellectual Property Rights. No Actions have been brought or threatened against any Person by Seller or any of its Subsidiaries in the three (3) years preceding the date hereof alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use or disclosure of, any Transferred Intellectual Property Rights, and neither Seller nor any of its Subsidiaries has expressly invited in writing any Person to take a license, authorization, covenant not to sue or the like with respect to any Transferred Intellectual Property Rights.

(i) Seller and its Subsidiaries have taken reasonable measures to protect as confidential and maintain the trade secret status of the Trade Secrets that are material to the Business. Without limiting the foregoing, Seller and each of its Subsidiaries requires each Employee who has made any contributions to the development of any Business Product or any Transferred Intellectual Property to execute a proprietary information, confidentiality and invention assignment agreement substantially in the forms provided to Buyer. All present and former Employees involved in the development of any Business Product or Transferred Company Intellectual Property have signed such agreements and no present or former Employee has any right, title or interest, directly or indirectly, in whole or in part, in any Business Product or Transferred Company Intellectual Property. To the Knowledge of Seller, no Employee is in default or breach of any material term of any such agreement.

(j) Section 4.10(j) of the Seller Disclosure Schedule contains a complete and accurate list of all Custom Components for the Business Products and the suppliers of such Custom Components.

(k) There is no Open Source Software included in, distributed with, linked with or otherwise used in any Business Products or Transferred Technology in any manner that has subjected any Business Products, material Transferred Technology, or Transferred Intellectual Property Rights, to the terms of the license agreement to which such Open Source Software is subject.

(l) No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Business Product and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Business Product, Transferred Intellectual Property Rights, or Transferred Technology.

(m) Excluding employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business, and except as set forth in Section 4.10(m) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any Contract in effect as of the date hereof (A) containing any grant or obligation to grant to a third Person of any license, right, authorization to use or practice, any covenant not to sue under, or release or immunity relating to, any Transferred Intellectual Property Rights, other than non-exclusive licenses entered into in connection with the sale or support of Business Products granted by Seller or any of its Subsidiaries in the ordinary course of business (the “Out-Licenses”), or (B) containing any grant or obligation to grant to Seller or any of its Subsidiaries of any license, right, authorization to use or practice, any covenant not to sue under, or release or immunity relating to, any third Person’s Intellectual Property Right or Technology that is specific to, and material to, the operation of the Business, other than licenses to Infrastructure Assets or other commercially available, “off-the-shelf” Software or other Technology entered into in the ordinary course of business and involving payments or fees of less than $10,000 per annum (the “In-Licenses,” together with the Out-Licenses, the “IP Licenses”).

(n) Except as set forth in Section 4.10(n) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has (i) provided or licensed any of the Product Software in source code form to any Person, other than pursuant to agreements with consultants and software or hardware partners engaged in development activities for Seller or any of its Subsidiaries in the ordinary course of business (all such consultants and partners are listed in Section 4.10(n) of the Seller Disclosure Schedule), or (ii) entered into any escrow agreements with respect to any Product Software.

(o) Section 4.10(o) of the Seller Disclosure Schedule contains a list of all standard-setting organization, industry bodies and consortia in which Seller or any of its Subsidiaries is currently participating, or in which Seller or any of its Subsidiaries has participated in the past to the extent that such past participation imposes or purports to impose any continuing obligations on Seller or any of its Subsidiaries (or, following the Closing, on Buyer or any of its Affiliates) with respect to licensing or granting of any Intellectual Property Right to third parties.

4.11 Material Contracts.

(a) Section 4.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Material Contracts as of the date hereof. For purposes of this Agreement, “Material Contracts” means the following Contracts to which Seller or any of its Subsidiaries is a party:

(i) any Contract, excluding purchase orders, with one of the top 10 largest direct customers and resellers of Business Products, as measured by sales during the last 36 months prior to the date hereof;

(ii) any Contract, excluding purchase orders, with the suppliers of any Custom Components incorporated into Business Products;

(iii) any Contract with a material contract manufacturer for the Business Products;

(iv) any lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is lessee of, or holds or uses, any Transferred Tangible Property material to the operation of the Business;

(v) any continuing Contract for the future purchase by Seller or its Subsidiaries of materials, supplies, equipment or services (other than purchase orders for inventory (including raw materials, work in process and finished goods) in the ordinary course of business) material to the operation of the Business;

(vi) any Contract containing a most favored nation or similar provision in favor of any customer or other counterparty to Seller or any of its Subsidiaries applicable to the sale of the Business Products;

(vii) any Contract imposing any material restriction on the right or ability of Seller or any of its Subsidiaries: (A) to compete with any other Person or to engage in the Business or (B) to develop or distribute any Business Products;

(viii) any IP Licenses; and

(ix) any settlement agreement under which Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business.

(b) Seller has made available to Buyer true and correct copies of all Material Contracts (including all amendments, supplements and other modifications thereto) as in effect on the date hereof, but only to the extent related to the operation of the Business.

(c) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets: (i) each Material Contract is a valid and binding agreement of Seller or its Subsidiaries and is in full force and effect in accordance with its terms; (ii) neither Seller nor any of its Subsidiaries has violated or breached in any material respect, and neither Seller nor any of its Subsidiaries has committed any material default under, any Material Contract, which remains uncured; and (iii) to the Knowledge of Seller, no other Person has violated or breached in any material respect, or committed any material default under, any such Material Contract which remains uncured.

4.12 Employee Matters.

(a) Section 4.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the employee IDs, positions and rate of base compensation of all Designated Employees, (ii) the respective title and/or position, place of employment and date of hire of each such Designated Employee, and (iii) whether any Designated Employees are absent from active employment due to a leave of absence or disability (a “Leave Employee”).

(b) Section 4.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Persons who, as of the date hereof, are consultants or independent contractors to the Business, together with their material terms and conditions of engagement, including but not limited to, provisions as to notice, remuneration and emoluments.

(c) To the Knowledge of Seller, as of the date hereof, none of the Designated Employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the Business, except for agreements between Seller or any of its Subsidiaries and their present and former employees, consultants and contractors.

(d) Neither Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Designated Employee, and no such collective bargaining agreement or other union Contract is being negotiated by Seller or any of its Subsidiaries. No Designated Employee is represented by any labor union or other labor organization with respect to their employment with Seller and there is no pending demand for recognition or any other request or demand from a labor union or other labor organization for representative status with respect to any Designated Employee. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the Designated Employees.

4.13 Employee Benefits Plans.

(a) Seller has provided or made available to Buyer, to the extent applicable, complete and correct copies of each material Employee Benefit Plan in which a Designated Employee, including any spouse or dependent of a Designated Employee, participates as of the date hereof.

(b) Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to, nor can reasonably be expected to have any liability with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA or (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination letter from the IRS with respect to such Employee Benefit Plan as to its qualified status under the Code, and nothing has occurred that could reasonably be expected to adversely affect such determination. Seller has provided to Buyer with respect to each such Employee Benefit Plan a correct and complete copy of the most recent determination letter from the IRS.

(d) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Designated Employee.

(e) No “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) will become payable to any Designated Employee in connection with any transaction contemplated in this Agreement or as a result of any event connected directly or indirectly with any such transaction.

4.14 International Employee Plans.

(a) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets, each International Employee Plan which must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and, to the Knowledge of Seller, such International Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

(b) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets, there are no pending or, to the Knowledge of Seller, threatened claims or Actions with respect to any International Employee Plans.

(c) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business, or its ownership of the Acquired Assets, the consummation of the Transactions, in and of themselves, will not accelerate the time of payment or vesting or trigger any material payment or funding (through a trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any of the International Employee Plans.

4.15 Legal Proceedings.

(a) As of the date hereof, there is no Action pending, or to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries that primarily relates to the Business or any of the Acquired Assets, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or any other transaction contemplated by this Agreement or any other Transaction Agreement. As of the date hereof, to the Knowledge of Seller, there is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting Seller or any of its Subsidiaries that primarily relates to the Business or any of the Acquired Assets.

(b) As of the date hereof, there is no Order to which Seller or any of its Subsidiaries is subject that primarily relates to the Business or any of the Acquired Assets.

4.16 Compliance with Laws; Permits.

(a) Seller and its Subsidiaries are in compliance in all material respects with each Law to the extent applicable to the Business, any of the Acquired Assets or the Assumed Liabilities.

(b) All Transferred Permits are in full force and effect. Seller and its Subsidiaries are in compliance in all material respects with each Transferred Permit.

4.17 Brokerage Fees. Seller and its Subsidiaries have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Seller.

4.18 Related Party Transactions.

(a) No Related Party has any interest in any Acquired Asset; and (b) to the Knowledge of Seller, no Related Party is competing with the Business. As used herein, “Related Party” shall mean: (i) each individual who is an officer or director of Seller or any of its Subsidiaries; (ii) each member of the immediate family of each of the individuals referred to in clause (ii) above, and (iii) any Affiliates of the individuals described in clauses (i) and (ii) above.

4.19 Buyer Representations. Seller acknowledges and agrees that Seller is not relying on any representation or warranty except for those expressly set forth in Article 5 and in any certificate delivered to Seller by Buyer pursuant to Section 3.4(c)(iii).

4.20 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article 4 and the Seller Disclosure Schedule and in any certificate delivered to Buyer by Seller pursuant to Section 3.4(b)(iv), (a) neither Seller nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by Seller or any of its Subsidiaries to make any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or Representatives as having been authorized by Seller or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the transactions contemplated hereby or in connection with presentations by Seller’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article 4 and the Seller Disclosure Schedule. The representations and warranties made by Seller in this Agreement and the Seller Disclosure Schedule are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Seller hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

5.2 Authority and Enforceability.

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer.

(b) This Agreement, the other Transaction Agreements to which Buyer is or will be a party has been (or will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.3 Governmental Approvals. No Governmental Approvals are required on the part of Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable federal securities Laws, and (b) any such Governmental Approvals the failure to obtain or make would not have a Buyer Material Adverse Effect.

5.4 Conflicts. The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of Buyer or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to Buyer or any of its properties or assets, except for any such conflict, breach, default, acceleration, creation, obligation, Lien or violation referred to in clauses (b) and (c) above that would not have a Buyer Material Adverse Effect.

5.5 Funds. Buyer has, and at the Closing will have, sufficient immediately available funds to pay the Cash Purchase Price.

5.6 Brokers and Finders. Buyer has not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Buyer.

5.7 Independent Investigation. Buyer acknowledges that it has conducted its own investigation, analysis and evaluation of the Business on the basis of materials and information requested by Buyer or otherwise provided to Buyer, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Business and the information and materials so requested by Buyer or otherwise provided to Buyer and the representations and warranties expressly set forth in Article 4 and the Seller Disclosure Schedule and in any certificate delivered to Buyer by Seller pursuant to Section 3.4(b)(iv). Buyer acknowledges and agrees that Buyer is not relying on any representation or warranty except for those expressly set forth in Article 4 and the Seller Disclosure Schedule and in any certificate delivered to Buyer by Seller pursuant to Section 3.4(b)(iv).

5.8 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article 5 and in any certificate delivered to Seller by Buyer pursuant to Section 3.4(c)(iii), (a) neither Buyer nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Buyer, its Subsidiaries or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) no Person has been authorized by Buyer or any of its Subsidiaries to make any representation or warranty relating to Buyer, its Subsidiaries or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Seller or any of its Affiliates or Representatives as having been authorized by Buyer or any of its Subsidiaries (or any other Person). The representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Buyer hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation or other information.

ARTICLE 6

LICENSES

6.1 Licenses to Buyer. Effective as of the Closing, for the respective terms set forth in Section 6.8, Seller and its Subsidiaries hereby grant to Buyer and its Affiliates a worldwide, irrevocable, non-exclusive, fully paid-up, royalty-free, and non-transferable (except as provided in Section 6.5) license:

(a) under the Licensed Patents: (i) to make, have made, import, use, offer to sell, sell (or otherwise dispose of) or otherwise commercialize any Licensed Products and perform and provide services related thereto, and (ii) to practice any method, process or procedure claimed in any of the Licensed Patents in connection with the operation of the Business;

(b) under Seller’s and its Subsidiaries’ Copyrights and Trade Secrets in the Licensed Software: (i) to internally modify, create derivative works of, reproduce, compile and use the Source Code for any Licensed Software provided to Buyer or its Affiliates in Source Code form and (ii) to use, copy, distribute (including by way of sublicense), display, make available, and otherwise exploit the Licensed Software and derivatives and modifications thereof made pursuant to clause (i), in Object Code form (including Object Code resulting from the compilation of the Source Code in accordance with the license set forth in (i)), in connection with the sale, distribution, manufacture and support of Licensed Products, subject to the restrictions with respect to Business Confidential Information set forth in Section 8.5; and

(c) under the Licensed Intellectual Property Rights (other than the Licensed Patents) to use, copy, modify, make derivative works of, distribute, disclose, display and otherwise exploit in any manner the Transferred Technology (other than the Licensed Software), in connection with the operation of the Business, including the development, manufacture, sale, distribution and other disposition of any Licensed Products, subject to the restrictions with respect to Business Confidential Information set forth in Section 8.5.

6.2 License to Custom Components. Effective as of the Closing, to the extent not encompassed by the licenses granted to Buyer and its Affiliates under Section 6.1, Seller and its Subsidiaries hereby grant to Buyer and its Affiliates, a royalty free, non-exclusive, perpetual, irrevocable, worldwide license under any relevant Licensed Intellectual Property Rights to continue to make, have made, and purchase from any existing suppliers to

Seller or its Subsidiaries, any Custom Components that are not supplied to Buyer or its Affiliates by Seller or its Subsidiaries, and to sell such Custom Components as part of a Licensed Product. To the extent such Custom Components are made by a third Person, Seller and its Subsidiaries shall provide Buyer and its Affiliates with reasonable non-monetary assistance in having such Custom Components made by, and purchased from, such third Person.

6.3 Schedule of Licensed Patents. In the event that a failure to list a Seller Patent on Section 4.10(d) of the Seller Disclosure Schedule would result in the representation and warranties set forth in Section 4.10(d) being untrue as of the Closing, the Seller Patents required to make such representation and warranty true and correct as of the Closing, shall be automatically included in and added to Section 4.10(d) of the Seller Disclosure Schedule with such addition deemed effective as of the Closing Date.

6.4 Licenses to Seller.

(a) Subject to Section 11.1(b), effective as of the Closing, for the respective terms set forth in Section 6.8, Buyer and its Subsidiaries hereby grant to Seller and its Affiliates, and Seller and its Affiliates shall retain, a worldwide, irrevocable, non-exclusive, fully paid-up, royalty-free, non-transferable (except as provided in Section 6.5), license:

(i) under such rights as Buyer and its Subsidiaries have acquired under this Agreement in the Licensed Back Patents, (i) to make, have made, import, use, offer to sell, sell (or otherwise dispose of) any products of Seller or its Subsidiaries, and (ii) to practice any method, process or procedure claimed in any of the Licensed Back Patents in connection with Seller’s business; and

(ii) under the Transferred Copyrights in any Software included in the Transferred Technology (i) to internally modify and create derivative works of the Source Code and (ii) to use, copy, distribute (including by way of sublicense), perform, and otherwise exploit such Software in Object Code form (including Object Code resulting from the compilation of the Source Code in accordance with the license set forth in (i)), in connection with the sale, distribution, and manufacture of Seller’s or its Subsidiaries’ products, subject to the restrictions with respect to Business Confidential Information set forth in Section 8.5.

(b) Notwithstanding the foregoing, neither Seller nor its Affiliates shall:

(i) for a period of three (3) years following the Closing Date, exercise the license granted to them in Section 6.4(a)(i) in a manner that would be in breach of the restrictions set forth in Section 11.1(b), regardless of whether the time period during which such restrictions are in effect is reduced in accordance with Section 11.1(c); and

(ii) during the time period during which the restrictions set forth in Section 11.1(b) are in effect (taking into account any reduction in such time period in accordance with Section 11.1(c)), exercise the licenses granted to them in Section 6.4(a)(ii) in a manner that would be in breach of the restrictions set forth in Section 11.1(b).

6.5 Sublicensing and Transfer Rights

(a) Without limiting Section 6.5(b), the licenses set forth in Section 6.1, Section 6.2 and Section 6.4 include the right to have any of the actions covered by such licenses performed by third Persons (including contract manufacturers) on the licensed Party’s or its Affiliates’ behalf and to extend the right to use licensed products (alone and in combination with other components) made, sold, or otherwise disposed by or for such Party or any of its Affiliates to direct and indirect customers.

(b) Except as provided in Section 6.9, the licenses granted to a Party hereunder may not be sublicensed to any third Person except as expressly permitted in such license grants with respect to Object Code.

(c) The licenses granted to a Party hereunder may not be assigned or transferred, in whole or in part, except in connection with a Change of Control of the licensed Party or the transfer or sale of any business unit, Subsidiary or division (by means of a reorganization, asset sale, stock sale, merger or otherwise) of such licensed Party to which such licenses relate. It is further understood that, notwithstanding the foregoing, in the event a Party undergoes a Change of Control in which such Party is acquired, directly or indirectly, by a third party, none of the licenses granted hereunder to such Party being acquired shall extend to any conduct (including products sold) of the third party prior to such Change of Control and no Intellectual Party Rights owned by such third party acquirer shall be, or become subject to any of the licenses granted to the other Party hereunder as a result of such Change of Control.

6.6 Limitations.

(a) All rights and licenses granted from one Party to the other hereunder are granted “AS IS” and without any representation or warranty of any kind, except for the representations and warranties as are set forth in Section 4.10.

(b) Each Party reserves all other rights and licenses to its Intellectual Property Rights not licensed hereunder.

6.7 Licenses Irrevocable. Each Party acknowledges and agrees that the licenses granted under this Article 6, except where specified otherwise, are non-terminable and irrevocable, and that its remedy for breach by the other Party of the licenses granted to it hereunder or of any other provision hereof, shall be to bring a claim to recover damages and to seek appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

6.8 License Term. All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent. All licenses granted herein with respect to any other Intellectual Property Rights are perpetual for the full duration of such right.

6.9 Affiliates and Subsidiaries.

(a) All licenses granted to a Party’s Affiliates or Subsidiaries or sublicensable to a Party’s Affiliates or Subsidiaries, as the case may be, solely by virtue of such entity’s status as a Subsidiary or Affiliate, shall terminate with respect to such Affiliate or Subsidiary upon such entity ceasing to be a Subsidiary or Affiliate of a licensed Party, except in the case of a Spin-Out of such entity as provided in Section 6.9(b).

(b) In the event of a transaction (a “Spin-Out”) whereby an entity that was a Subsidiary of a Party engaged in a line of business ceases to be a Subsidiary of such Party, such entity may retain by way of a sublicense any licenses granted, or sublicensed to it hereunder but only with respect to the line of business in which it is engaged at the time of such Spin-Out. Further, in the event that such entity is acquired by a third Person such sublicense shall not extend to any products business or operations of such third Person.

ARTICLE 7

INTERIM CONDUCT OF BUSINESS

7.1 Conduct of Business. Except as expressly required or permitted by this Agreement, as set forth in Section 7.1 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall and shall also cause its Subsidiaries to:

(a) operate the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) use commercially reasonable efforts to preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted; and

(c) use commercially reasonable efforts to preserve intact the Business.

7.2 Restrictions on Business. Except as expressly required or permitted by this Agreement, as set forth in Section 7.2 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall not and shall ensure that its Subsidiaries do not take any of the following actions with respect to the Business, the Acquired Assets or the Assumed Liabilities:

(a) other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer or otherwise dispose of or encumber any Acquired Assets, or grant or otherwise create or consent to the creation of any Lien (other than Permitted Liens) affecting any Acquired Assets or any part thereof;

(b) enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Buyer or any of its Subsidiaries which would constitute an Assumed Liability;

(c) other than as required by applicable Law or GAAP, make or change any Tax election that would affect the Acquired Assets;

(d) abandon or permit to lapse any Transferred Intellectual Property Rights (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Subsidiaries, including a failure by Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(e) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business; or

(f) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 7.2(a) through Section 7.2(e), inclusive.

ARTICLE 8

COVENANTS OF PARTIES

8.1 Commercially Reasonable Effort. On the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.4 to be satisfied as soon as practicable after the date hereof; (b) obtain all necessary or appropriate consents, waivers and approvals under any Transferred Permits in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements; and (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); provided, however, that in the case of (b) and (c), in no event shall Seller or any of its Subsidiaries be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty), or (iv) agree to any modifications of existing contracts or the entry into any new contracts, for such actions, non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities or suffer or agree to suffer the loss of any right or benefit in connection therewith).

8.2 Regulatory Filings. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

8.3 Access to Information. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during Seller’s normal business hours and with reasonable advance notice to all of the assets, properties, Books and Records, Contracts and Permits of Seller and its Subsidiaries to be transferred to Buyer pursuant to this Agreement that Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information unrelated to the Business or to comply with any applicable Laws or third Person confidentiality obligations); provided, however, that such access does not unreasonably disrupt the normal operations of the Business or Seller or any of its Subsidiaries, is subject to Seller’s reasonable security measures and insurance requirements and does not include the right to perform any “invasive” testing.

8.4 Notification of Certain Matters.

(a) During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall promptly notify Buyer upon becoming aware of (i) any representation or warranty of Seller set forth in this Agreement becoming untrue or inaccuracy such that the condition set forth in Section 3.4(b)(i) would not be satisfied if the Closing were to occur at such time, or (ii) any breach of any covenant or agreement of Seller set forth in this Agreement such that the condition set forth in Section 3.4(b)(ii) would not be satisfied if the Closing were to occur at such time.

(b) During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer shall promptly notify Seller upon becoming aware of (i) any representation or warranty of Buyer set forth in this Agreement becoming untrue or inaccuracy such that the condition set forth in Section 3.4(c)(i) would not be satisfied if the Closing were to occur at such time, or (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement such that the condition set forth in Section 3.4(c)(ii) would not be satisfied if the Closing were to occur at such time.

8.5 Confidentiality.

(a) Buyer and Seller acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Confidential Information” under and within the meaning of the letter agreement, dated as of September 19, 2012, by and between the Parties (the “Confidentiality Agreement”), which shall continue in full force and effect in all respects.

(b) Without limiting Section 11.1, for a period of twelve (12) months following the Closing (except in the case of Business Confidential Information constituting Transferred Intellectual Property Rights or Licensed Intellectual Property Rights in which case the terms of this Section 8.5(b) shall apply for a period of three (3) years following the Closing), unless required by Law or Order to disclose any Business Confidential Information (as defined below) or as explicitly permitted by Section 8.7, neither Party shall publicly disclose (and shall cause each of its Subsidiaries and controlled Affiliates not to publicly disclose) any Business Confidential Information except as provided in

Section 8.5(e). In the event a Party is required by Law or Order to disclose any Business Confidential Information, such Party (the “Discloser”) shall promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and the Discloser shall cooperate the other Party to preserve the confidentiality of such information consistent with such applicable Law or Order.

(c) Notwithstanding the transfer of any Transferred Technology to Buyer hereunder that constitutes a Trade Secret or the transfer of the Transferred Employees to Buyer who have knowledge of Trade Secrets related to the Business, (i) the Business Confidential Information constituting such Trade Secrets shall be deemed the Trade Secrets of each Party, and nothing set forth herein shall restrict a Party in the possession of such confidential information or Trade Secrets from enforcing its rights in the event any third Person misappropriates such Trade Secrets from such Party, and (ii) each Party shall treat such Trade Secrets and Business Confidential Information in accordance with Section 8.5(e).

(d) For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all material information (including confidential Technology, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, and business acquisition plans) that is confidential (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to operation of the Business and disclosed to Buyer by Seller in connection with the transactions contemplated hereunder or know to the Transferred Employees with respect to the Business. Notwithstanding the foregoing, “Business Confidential Information” does not include (i) information that was or has become generally available to the public other than as a result of disclosure by a Party after the date hereof, (ii) becomes available to a Party on a non-confidential basis following the Closing from a source other than the other Party, (iii) information that is independently developed by a Party after the Closing without the use of the Business Confidential Information, or (iv) information that was or is required to be disclosed by a Party to a third Person pursuant to an ongoing contractual obligation in effect as of the date hereof, provided, that such disclosure is subject to a confidentiality obligation by such third Person in favor of such Party.

(e) Nothing in this Section 8.5 shall or is intended to prevent a Party from exercising any of its rights under the licenses granted in Article 6, or prevent Seller from engaging in any line of business except as my be restricted by Section 11.1, provided, that each Party uses reasonable commercial efforts to protect the confidentiality of the Business Confidential Information and treats such Business Confidential Information with the same degree of care as it treats its own like confidential information.

8.6 Exclusivity. Seller shall not, and shall cause its Subsidiaries and its and their respective Affiliates, representatives, officers, employees, directors and agents not to, directly or indirectly, (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the Transactions) relating to the acquisition of the Business, (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business to any third Person (except in the ordinary course of business consistent with past practice).

8.7 Public Statements. Except as required by Law, prior to the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, neither Buyer nor Seller shall, without the prior written consent of the other, directly or indirectly make or issue any statement or other communication to the public or any third Person regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof.

8.8 Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such Books and Records after the sixth anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other Party’s expense, custody of such Books and Records as such first party may intend to destroy. Notwithstanding the foregoing, immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Transferred Technology in Seller’s possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (a) Seller is entitled to possess such copies to the extent expressly permitted by this Agreement, and (b) Seller may retain and use copies of financial books and records relating to the Business.

8.9 Use of Names. Buyer shall as soon as reasonably practicable and in any event on or prior to the later to occur of (a) the sale of all the Transferred Inventory and (b) 90 days following the Closing Date, remove or obliterate all Trademarks of Seller (that are not Transferred Trademarks) from Buyer’s signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials.

8.10 Bulk Sales. Each of Buyer and Seller hereby waives compliance by the other Party with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer (other than any obligations of Seller with respect to the application of the proceeds therefrom).

8.11 Payments.

(a) After the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives that relate to the Acquired Assets or the Business to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(b) After the Closing, Buyer shall, as promptly as practicable, deliver to Seller (or any of its Subsidiaries, as applicable) any mail and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Subsidiaries is entitled.

8.12 Product Warranties. Following the Closing Buyer shall be solely responsible for satisfying all obligations with respect to repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the Business Products (including Business Products sold prior to Closing) as provided in

Section 2.3(a). Notwithstanding the foregoing, Seller shall continue to assist Buyer in fulfilling such obligations in accordance with the terms of the Transition Services Agreement and Seller shall reimburse Buyer for the amount of all Liabilities of Seller or any of its Subsidiaries in excess of $866,500 in the aggregate required to effect repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the Business Products sold or licensed by Seller or any of its Subsidiaries prior to the Closing, to the extent of Seller’s or Seller’s Subsidiaries’ express contractual obligations with respect thereto (which shall be processed and resolved pursuant to the Transition Services Agreement).

8.13 Purchase Orders. Seller shall perform its obligations under the outstanding purchase orders that are set forth in Schedule 8.13 hereto as well as all purchase orders issued by Seller or any of its Subsidiaries to any of their respective suppliers in respect of Business Products following the date hereof that are outstanding as of the Closing, and Schedule 8.13 shall be updated and delivered promptly following the Closing Date to reflect all purchase orders issued by Seller or any of its Subsidiaries to any of their respective suppliers in respect of Business Products that are outstanding as of 5:00 p.m. (Pacific time) on the last Business Day immediately prior to the Closing Date.

8.14 Export Controls. Following the Closing Date, Buyer agrees and covenants that it shall, and shall cause its Subsidiaries to, not export any Transferred Technology outside of the United States or to any foreign Person without obtaining all necessary Governmental Approvals under applicable Law, including U.S. export control Law.

ARTICLE 9

EMPLOYEE MATTERS

9.1 Designated Employees.

(a) As promptly as practicable (and in any event within six (6) Business Days) after the date hereof, Buyer shall, or shall cause one of its Subsidiaries to, offer employment to those Designated Employees that Buyer may in its sole discretion determine, in each case, effective as of the Closing, pursuant to a written employment offer letter (each, an “Offer Letter” and, collectively, the “Offer Letters”). Effective as of the Closing (or such later date specified by Buyer with respect to the Leave Employees), Buyer, or one of its Subsidiaries, shall hire and employ each Designated Employee who accepts and does not revoke his or her Offer Letter prior to the Closing Date. Buyer and its Subsidiaries shall comply with all Laws in connection with the commencement of employment of each Transferred Employee, and Seller and its Subsidiaries shall comply with all Laws in connection with the termination of employment of each Transferred Employee. The Designated Employees who (i) receive and accept Offer Letters, and (ii) commence employment with Buyer, or one of its Subsidiaries, as of the Closing (or such later date specified by Buyer with respect to the Leave Employees) shall be referred to herein collectively as “Transferred Employees”. Notwithstanding the foregoing, except as required by applicable Law, no Transferred Employee shall have any continuing rights to employment, and each such Transferred Employee shall be considered an “at will” employee.

(b) Except as required by applicable Law or the terms of the Transition Services Agreement, from and after the Closing, Seller and its Subsidiaries shall terminate the employment of all Transferred Employees and the Transferred Employees shall cease to participate in and/or accrue further rights or benefits under any Employee Benefit Plan and/or International Employee Plan (collectively, the “Seller Benefit Plans”).

(c) With respect to the coverage of the Transferred Employees under Buyer’s employee welfare benefits plans (including, but not limited to, medical, dental, vision, prescription drug and employee assistance plans) (“Buyer Welfare Plans”), (i) each such Transferred Employee’s credited service with Seller and its Subsidiaries shall be credited against any waiting period applicable to eligibility for enrollment of new employees under the Buyer Welfare Plans; (ii) limitations on benefits due to pre-existing conditions under any type of welfare benefit shall be waived for any Transferred Employee enrolled in a similar type of welfare benefit under the welfare benefit plans of Seller and its Subsidiaries immediately before the Closing Date; and (iii) any out-of-pocket annual maximums and Thresholds taken into account under the welfare benefit plans of Seller and its Subsidiaries for any Transferred Employee in the calendar year which contains the Closing Date shall be credited under Buyer Welfare Plans to the same extent satisfied under any Seller welfare benefit plan, provided, that Seller has provided Buyer with all appropriate data necessary to reflect such credit under the Buyer Welfare Plans for the same calendar year.

(d) Seller and Buyer agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Closing Date occurs, (i) Seller and Buyer shall report on a “predecessor-successor” basis, as set forth therein, (ii) Seller shall be relieved from furnishing Forms W-2 to any Transferred Employees, and (iii) Buyer shall assume the obligations of Seller to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, Seller shall transfer to Buyer all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees (including records of all (1) wages and bonuses paid and (2) Taxes withheld and paid) as shall be necessary for the Buyer to assume and satisfy such obligations accurately and in accordance with the Law.

(e) As of the Closing Date: (i) Buyer shall be responsible for providing the notices and making available the health care continuation coverage, all as required by law under the COBRA Continuation Coverage regulations, for all the Transferred Employees and former Transferred Employees (and their respective covered dependents), whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date; and (ii) Seller shall be responsible for providing the notices and making available the health care continuation coverage, all as required by law under the COBRA Continuation Coverage regulations, for all Employees who are not Transferred Employees and former Transferred Employees (and their respective covered dependents), and with respect to whom the Seller has any current notice or COBRA Continuation Coverage responsibilities. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date through the expiration of the COBRA Continuation Coverage period for all those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) (“M&A Qualified Beneficiaries”) with respect to the transactions contemplated by this Agreement who are not Transferred Employees or former Transferred Employees (or their respective dependents). Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide a group health plan to any employee prior to the expiration of the COBRA Continuation Coverage period for all such M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Buyer timely to arrange to offer any legally required continuation coverage to such M&A Qualified Beneficiaries. Buyer agrees and acknowledges that Buyer and its ERISA Affiliates (the “Buying Group”) will continue to offer a group medical, health, dental, vision, and prescription drug plan to employees as of and after the Closing Date through the expiration of the COBRA Continuation Coverage period for all those individuals who are M&A Qualified Beneficiaries with respect to the transactions contemplated by this Agreement and also are Transferred Employees or former Transferred Employees (and their respective dependents). Buyer further agrees and acknowledges that in the event that the Buying Group ceases to provide any such group health plan to any employee prior to the expiration of the COBRA Continuation Coverage period for all such M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Buyer shall provide Seller with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Seller timely to arrange to offer any legally required continuation coverage to such M&A Qualified Beneficiaries.

(f) From and after the Closing Date, each Transferred Employee shall be eligible to participate in any vacation pay policy, sick leave policy and/or paid time off policy made generally available by Buyer (or, if the Transferred Employee is employed by a Subsidiary of Buyer, by such Subsidiary) to its employees, and any service based provisions of such policies will take into account such Transferred Employee’s service with the Seller.

(g) Buyer shall take all actions necessary or appropriate so that, effective as of the Closing Date (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under the Seller’s health and dependent care flexible spending account plans (the “FSAs”) of the Transferred Employees who are participants in Seller’s FSAs (the “Covered Employees”) shall be transferred to one or more comparable plans of Buyer; (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under Buyer’s FSAs in the same manner as under Seller’s FSAs; provided that Seller has provided all data necessary to Buyer to reflect such application; and (iii) the Covered Employees shall be reimbursed from Buyer’s FSAs for claims (A) incurred at any time during the plan year of Seller’s FSAs in which the Closing Date occurs, and (B) submitted to Buyer’s FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under Seller’s FSAs.

(h) As soon as practicable following the Closing Date, Seller shall cause the vested account balances of all Transferred Employees in Seller’s 401(k) plan to be distributed in accordance with terms of said plan (treating the Transferred Employees as having severed from employment within the meaning of said plan), and Buyer shall permit Transferred Employees who are participants in said plan and who are employed by Buyer or its Subsidiaries following the Closing Date to rollover such distributions including outstanding participant loan balances into Buyer’s 401(k) plan, if any.

(i) For purposes of eligibility and vesting under the employee benefit plans, employment practices and similar arrangements of Buyer and its Subsidiaries providing compensation and/or benefits to any Transferred Employees after the Closing Date (other than any equity compensation program or any accrual formula under any “defined benefit” pension plan of Buyer), each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited as of the Closing Date under any similar benefit plans, practices or arrangements of Seller and its Subsidiaries.

9.2 No Third Person Beneficiaries . The Parties acknowledge and agree that all provisions set forth in this Article 9 or any other provision of this Agreement are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Designated Employees, any Transferred Employees, any

participant in any Employee Benefit Plan or International Employee Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements.

ARTICLE 10

TAX MATTERS

10.1 Proration of Taxes and Certain Charges. Except as provided with respect to Transfer Taxes in Section 10.2, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Transferred Assets for any taxable period that includes the day of the Closing and ends after the date of the Closing (a “Straddle Period”), whether imposed or assessed before or after the date of the Closing, shall be prorated between Seller and Buyer as of the close of business on the day following the date of the Closing so as to apportion to Seller the portion of the Taxes attributable to the portion of the Straddle Period ending on or prior to the Closing Date (the “Pre-Closing Period”), and to apportion to Buyer that portion of the Taxes for the Straddle Period attributable to the portion of the taxable period beginning after the Closing Date (the “Post-Closing Period”), in each case determined in the following manner: (i) in the case of Property Taxes relating to Transferred Assets, the amount allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes other than Property Taxes, the amount allocable to the Pre-Closing Period shall be computed as if the Straddle Period ended as of the close of business on the day of the Closing. If the Taxes for any Straddle Period are subject to proration but instead are paid in full by Buyer, on the one hand, or Seller, on the other hand, the amount of Taxes allocable to the other party shall be promptly paid by the other Party upon notification thereof (and in the event that a refund of any portion of the Taxes previously allocated to and paid by such other Party is received by the original paying Party, the allocable amount of such refund shall be paid to the other Party promptly following the receipt of such refund).

10.2 Transfer Taxes. All sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement shall be borne one half by Buyer and one half by Seller. The party required by applicable Law to file the Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by applicable Law, and either Buyer or Seller shall promptly reimburse Seller or Buyer, respectively, for one half of any Transfer Taxes so payable by such party upon receipt of written notice that such Transfer Taxes are payable. To the extent permitted by applicable Law, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes. In the event that Buyer or Seller shall recover from a Taxing Authority an amount of Transfer Tax for which it has been reimbursed by the other party to this Agreement, the Party receiving such recovery shall pay to the other Party one half of the Transfer Taxes actually recovered by such Party.

10.3 Tax Cooperation and Exchange of Information. After the Closing Date, Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in (a) filing any Tax Return, amended

Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, or (c) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Tax authorities. Each of the Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Transferred Assets or the Business for each taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods and (ii) six years following the due date (without extension) for such Tax Returns.

ARTICLE 11

NON-COMPETITION; NON-SOLICITATION

11.1 Non-Competition Obligation of Seller.

(a) For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Competing Business” shall mean the design, manufacture and sale of any products and services that are the same or substantially similar to the Business Products and that is sold for, or specifically designed for, use in the cable access HFC market; provided, that the resale or distribution by Seller of a product manufactured and sold by a third Person or by Buyer and its Subsidiaries, under the brand name of such third Person or Buyer and its Subsidiaries, shall not be considered a Competing Business.

(ii) “Competing Territory” shall mean worldwide.

(b) Seller acknowledges and agrees that Buyer would be irreparably damaged if Seller were to provide services to or otherwise participate in a Competing Business and that any such competition by Seller (or its Subsidiaries or Affiliates) would result in a significant loss of goodwill by Buyer. Seller further acknowledges and agrees that the covenants and agreements set forth in this Article 11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 11.1. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Acquired Assets and the goodwill of Seller sold by Seller that, except with the prior written consent of Buyer, at all times until three (3) years following the Closing Date (except as such period may be reduced in accordance with Section 11.1(c)), Seller shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, engage in a Competing Business in the Competing Territory or any portion thereof. Seller acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement.

(c) In the event that Seller undergoes a Change of Control that is consummated later than six (6) months following the Closing Date where a Person that becomes an Affiliate of Seller as a result of such Change of Control has business operations immediately prior to such Change of Control that would constitute a Competing Business, the restrictions set forth in this Section 11.1 shall not apply to Seller, any of its Subsidiaries or such Person or any of its Affiliates. In addition, in the event that Seller undergoes a Change of Control on or prior to the date which is eighteen (18) months following the Closing Date, the restrictions set forth in this Section 11.1 shall terminate on the date which is eighteen (18) months following the Closing Date.

(d) Notwithstanding anything to the contrary set forth in this Section 11.1, nothing set forth herein shall prohibit or restrict Seller or any of its Subsidiaries and controlled Affiliates from (i) engaging in, conducting, managing, operating, owning, controlling, participating in the management of any existing business of Seller or any of its Subsidiaries other than the Business, (ii) continuing to design, develop, support, manufacture, have manufactured or sell any existing products and services of Seller or any of its Subsidiaries that is not a Business Product, or (iii) engage in any activity required under the Transition Services Agreement during the term thereof.

11.2 Non-Solicitation. Seller agrees that, for a period of eighteen (18) months following the Closing Date, it shall not (and shall cause its Subsidiaries not to) directly, or indirectly through another Person, induce or attempt to induce to leave employment any Transferred Employee; provided, however, that nothing in this Section 11.2 shall prevent Seller or its Subsidiaries from (a) publishing a general solicitation of employment not targeted at such Transferred Employees or (b) retaining a recruitment firm to make a general solicitation of employment, provided Seller has directed such recruitment firm not to target such Transferred Employees.

11.3 Severability. If, at the time of enforcement of the covenants contained in this Article 11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

ARTICLE 12

PRE-CLOSING TERMINATION

12.1 Pre-Closing Termination. Subject to the terms of Section 12.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on March 29, 2013; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or Seller, if:

(i) a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii) a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

(d) by Buyer (provided, that Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller; or

(e) by Seller (provided, that Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(c) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Buyer.

12.2 Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of this Section 12.2, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyer, Seller or their respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any willful breach of such Party’s representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further that the provisions of Section 8.5 (Confidentiality), this Section 12.2 and Article 14 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 12.1.

ARTICLE 13

POST-CLOSING INDEMNIFICATION

13.1 Survival of Representations and Warranties and Covenants and Agreements. If the Transactions are consummated and subject to Section 13.7(b), (a) except as otherwise provided in clause (b) below, the representations and warranties of Seller and Buyer set forth in this Agreement shall survive and remain in full force and effect until 11:59 p.m. (California time) on the day that is eighteen (18) months from the Closing Date, (b) the Fundamental Seller Representations and Fundamental Buyer Representations shall survive and remain in full force and effect until the expiration of the applicable statute of limitations relating thereto and (c) the covenants and agreements of Seller and Buyer set forth in this Agreement shall survive and remain in full force and effect in accordance with their respective terms (the periods referred to in clauses (a), (b) and (c), the “Survival Period”); provided, however, that in the event that any Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party pursuant to the terms of this Agreement setting forth a claim for indemnification under this Article 13 in respect of a breach of a representation, warranty, covenant or agreement set forth in this Agreement prior to the expiration of the applicable Survival Period, then such representation, warranty, covenant or agreement shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof. Except as provided above and in Section 13.7(b), it is the intention of the parties hereto that the Survival Period supersede any applicable statute of limitations with respect to the applicable representations, warranties, covenants and agreements.

13.2 Indemnification.

(a) Subject to the limitations set forth in this Article 13, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses actually paid or incurred by any Buyer Indemnified Party that arise out of or result from:

(i) any Excluded Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Seller in this Agreement, including the Fundamental Seller Representations; and

(iii) any breach of any covenant or other agreement of Seller under this Agreement.

(b) Subject to the limitations set forth in this Article 13, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses actually paid or incurred by any Seller Indemnified Party that arise out of or result from:

(i) any Assumed Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement, including the Fundamental Buyer Representations; and

(iii) any breach of any covenant or other agreement of Buyer under this Agreement.

13.3 Limitations on Indemnification. Notwithstanding anything to the contrary set forth herein, from and after the Closing:

(a) No Indemnified Party shall be entitled to indemnification pursuant to this Article 13 unless a valid Notice of Claim is duly delivered by such Indemnified Party to the Indemnifying Party prior to the expiration of the applicable Survival Period.

(b) No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 13.2(a)(ii) (i) unless and until the amount of Losses arising from any single event in respect of which such Buyer Indemnified Party is otherwise entitled to indemnification pursuant to

Section 13.2(a)(ii) exceeds an amount equal to $47,000 (the “Single Claim Limit”) (it being understood and agreed that any such Losses below the Single Claim Limit shall not be counted towards the determination of the Threshold, unless and until the aggregate amount of all such Losses exceeds the amount of the Threshold), and (ii) subject to the preceding clause (i), unless and until the aggregate amount of all Losses in respect of which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 13.2(a)(ii) exceeds an amount equal to $705,000 (the “Threshold”), whereupon the Buyer Indemnified Parties shall be entitled to indemnification for the amount of such Losses for which the Purchaser Indemnified Parties would, but for this Section 13.3(b), be liable, and not just amounts in excess of the Threshold; provided, however, that the foregoing limitations in this Section 13.3(b) shall not apply to claims for indemnification pursuant to Section 13.2(a)(ii) for breaches of or inaccuracies in any Fundamental Seller Representations or the representations and warranties of Seller set forth in Section 4.10(g).

(c) No Seller Indemnified Party shall be entitled to indemnification pursuant to Section 13.2(b)(ii) (i) unless and until the amount of Losses arising from any single event in respect of which such Seller Indemnified Party is otherwise entitled to indemnification pursuant to Section 13.2(b)(ii) exceeds an amount equal to the Single Claim Limit (it being understood and agreed that any such Losses below the Single Claim Limit shall not be counted towards the determination of the Threshold, unless and until the aggregate amount of all such Losses exceeds the amount of the Threshold), and (ii) subject to the preceding clause (i), unless and until the aggregate amount of all Losses in respect of which the Seller Indemnified Parties are otherwise entitled to indemnification pursuant to Section 13.2(b)(ii) exceeds an amount equal to the Threshold, whereupon the Seller Indemnified Parties shall be entitled to indemnification for the amount of such Losses for which the Seller Indemnified Parties would, but for this Section 13.3(c), be liable; provided, however, that the foregoing limitations in this Section 13.3(c) shall not apply to claims for indemnification pursuant to Section 13.2(b)(ii) for breaches of or inaccuracies in any Fundamental Buyer Representations.

(d) In no event shall the cumulative indemnification obligations of Seller pursuant to Section 13.2(a)(ii) (i) in respect of breaches of or inaccuracies in the representations and warranties made by Seller in this Agreement (other than the representations and warranties of Seller set forth in Section 4.10(g) or any Fundamental Seller Representations) in the aggregate exceed $5,875,000, (ii) in respect of breaches of or inaccuracies in the representations and warranties of Seller set forth in Section 4.10(g) in the aggregate exceed an amount equal to (A) $23,500,000 minus (B) the indemnification obligations of Seller pursuant to Section 13.2(a)(ii) in respect of breaches of or inaccuracies in the representations and warranties described in clauses (i) and (iii) of this Section 13.3(d), and (iii) in respect of breaches of or inaccuracies in the Fundamental Seller Representations in the aggregate exceed an amount equal to (A) the Cash Purchase Price minus (B) the indemnification obligations of Seller pursuant to Section 13.2(a)(ii) in respect of breaches of or inaccuracies in the representations and warranties described in clauses (i) and (ii) of this Section 13.3(d).

(e) In no event shall the cumulative indemnification obligations of Buyer pursuant to Section 13.2(b)(ii) (i) in respect of breaches of or inaccuracies in the representations and warranties made by Buyer in this Agreement (other than any Fundamental Buyer Representations) in the aggregate exceed $5,875,000 and (ii) in respect of breaches of or inaccuracies in the Fundamental Buyer Representations, together with those breaches and inaccuracies described in clause (i) of this Section 13.3(e), in the aggregate exceed the Cash Purchase Price.

(f) In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 13, such Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article 13.

13.4 Indemnification Procedure for Third Person Claims.

(a) In the event that an Indemnified Party hereto receives a claim or demand from a third Person for which such party may be entitled to indemnification from another party hereto pursuant to the indemnification provisions set forth in this Article 13 (a “Third Person Claim”), the Indemnified Party shall, as soon as reasonably practicable following the receipt of such claim or demand (but in no event more than ten (10) days following receipt of such claim or demand), notify the Indemnifying Party in writing of such Third Person Claim (“Notice of Claim”), provided that the failure of an Indemnified Party to timely give a Notice of Claim with respect to a Third Person Claim shall limit the rights of the Indemnified Party pursuant to this Section 13.4 only to the extent that the delay in providing a Notice of Claim prejudices the ability of the Indemnified Party to pursue such Third Person Claim. A Notice of Claim delivered pursuant to this Section 13.4 shall (i) state that the Indemnified Party has paid or incurred Losses, or reasonably anticipates that the Indemnified Party will pay or incur Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred, the basis for any reasonably anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Person Claim, if any, and any other documents evidencing such Third Person Claim.

(b) The Indemnifying Party will have sixty (60) days from the date on which the Indemnifying Party received the Notice of Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Person Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Person Defense”). If the Indemnifying Party assumes the Third Person Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Person Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim to the extent such judgment or settlement provides for equitable relief or, in the case of the Third Person Claim for which Seller is the Indemnifying Party, that is reasonably likely to have a Business Material Adverse Effect, without the prior written consent of the Indemnified Party, unless the judgment or settlement provides solely for the payment of money, and the Indemnified Party receives an unconditional release. The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties hereto shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the Third Person Defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(c) If the Indemnifying Party does not assume the Third Person Defense within sixty (60) days of receipt of the Notice of Claim, the Indemnified Party shall be entitled to assume the Third Person Defense, at its sole cost and expense (or, if the Indemnified Party pays or incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 13.2, at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party shall have the right to participate in the Third Person Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof; (ii) the Indemnifying Party may at any time thereafter assume the Third Person Defense, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of the Third Person Defense, and (iii) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(d) The Parties shall, and shall cause their Subsidiaries and Affiliates to, provide reasonable cooperation with each other in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this Article 13 that an Indemnifying Party has elected to control, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business.

13.5 Indemnification Procedures for Non-Third Person Claims. In the event that an Indemnified Party determines that it may be entitled to indemnification pursuant to this Article 13 for an item or matter that is not the subject of a Third Person Claim, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly upon its discovery of such item or matter. The Notice of Claim delivered pursuant to this Section 13.5 shall (i) state that the Indemnified Party has paid or incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article 13, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within thirty (30) days from receipt of such Notice of Claim, the Indemnified Party shall send a second Notice of Claim to the Indemnifying Party relating to such claim for indemnification hereunder. If the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within thirty (30) days following receipt of such second Notice of Claim, the claim specified therein shall be deemed a liability of the Indemnifying Party hereunder (subject to the Single Claim Limit and the Threshold set forth in Section 13.3 and the other limitations set forth in this Article 13, as applicable). The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, such assistance and cooperation to include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

13.6 Calculation of Indemnity Payments.

(a) The amount of Losses for which the Indemnifying Party is otherwise entitled to indemnification pursuant to this Article 13 shall be reduced by (i) any and all amounts recovered by the Indemnified Party under applicable insurance policies and (ii) any and all amounts received by the Indemnified Party from any other Person in the form of an indemnity, contribution or other similar payment. If an Indemnified Party receives any amounts under applicable insurance policies or from any other Person subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Solely for purposes of determining the amount of Losses suffered by an Indemnified Party as a result of any breach of or inaccuracy in any representation, warranty, covenant or agreement made by a Party in this Agreement that is qualified or limited in scope as to materiality (and, for clarification, not for purposes of determining whether any such representation, warrant, covenant or agreement has been breached or is inaccurate), such representation, warrant, covenant or agreement shall be deemed to be made without such qualification or limitation.

(c) Under no circumstances shall any Indemnified Party be entitled to indemnification pursuant to this Article 13 for special, indirect, incidental, consequential, multiple of any financial or business measure (including earnings, sales or other benchmarks), expectancy, indirect, punitive, exemplary or other similar damages, including diminution in value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation.

13.7 Exclusive Remedy; Applicability of Limitations.

(a) Except (i) as provided in Section 13.7(b)(i), (ii) for specific performance, injunctive relief and other equitable remedies and (iii) claims of or causes of action arising from the Transition Services Agreement, from and after the Closing, the sole and exclusive remedy of each Party and its Indemnified Party with respect to any and all matters arising out of, relating to or connected with this Agreement and the transactions contemplated hereby shall be the indemnification provisions set forth in this Article 13.

(b) Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article 13, including the Survival Period as provided in Section 13.1, those limitations as to the amount of Losses for which either a Seller Indemnified Party or Buyer Indemnified Party shall be entitled to recover pursuant to Section 13.3(d) or Section 13.3(e), and the Single Claim Limit or the Threshold as provided in Section 13.3(b) or Section 13.3(c), shall not apply to any Losses arising out of or related to: (i) fraud or Intentional Misrepresentation by Seller or Buyer, (ii) in the case of claims made by the Seller Indemnified Parties, the Assumed Liabilities, and (iii) in the case of claims made by the Buyer Indemnified Parties, the Excluded Liabilities. As used in this Agreement, the term “Intentional Misrepresentation” shall mean, with respect to any representation or warranty contained in this Agreement, a material breach of such representation or warranty made by the applicable Party deliberately and intentionally with Knowledge (without any duty of inquiry or investigation) that such representation or warranty is false or inaccurate in any material respect and that the making of such representation or warranty constitutes a material breach of such representation or warranty.

13.8 Characterization of Indemnification Payments. Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE 14

MISCELLANEOUS

14.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i)	if to Buyer, to:

Aurora Networks, Inc.

5400 Betsy Ross Dr

Santa Clara, CA 95054

Attention: Scott Weinstein

Facsimile: (408) 845 9043

Email: sweinstein@aurora.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Attention: Michael C. Phillips

Fax: (650) 494-0672

Email: mphillips@mofo.com

(ii)	if to Seller, to:

Harmonic Inc.

4300 North First Street

San Jose, CA 95134

Attention: Diane Georgi, Vice President, Corporate Counsel

Facsimile: (408) 490-6524

Email: diane.georgi@harmonicinc.com

and

Harmonic Inc.

4300 North First Street

San Jose, CA 95134

Attention: Carolyn Aver, Chief Financial Officer

Facsimile: (408) 490-6353

Email: carolyn.aver@harmonicinc.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Robert G. Day, Selwyn B. Goldberg and Denny Kwon

Facsimile: (650) 493-6811

Email:	rday@wsgr.com
sgoldberg@wsgr.com
dkwon@wsgr.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

14.2 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party.

14.4 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

14.5 Expenses. Except as otherwise provided herein, each of Seller and Buyer shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions.

14.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

14.7 Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

14.8 No Third Person Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

14.9 Entire Agreement. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Seller Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

14.10 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

14.11 Consent to Jurisdiction. Without limiting the other provisions of this Section 14.11, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware located within New Castle County. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

14.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

14.13 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

AURORA NETWORKS, INC.

By:	/s/ Guy Sucharczuk
Name:	Guy Suchar
Title:	Chief Executive Officer

HARMONIC INC.

By:	/s/ Carolyn V. Aver
Name:	Carolyn V. Aver
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]